Exhibit 99.1

MARATHON UPDATES GUIDANCE ON ITEMS

EXPECTED TO IMPACT SECOND QUARTER 2004 FINANCIAL RESULTS

HOUSTON, July 7, 2004 -- Marathon Oil Corporation (NYSE: MRO) today announced that it is providing updated guidance and information on certain other items that may not be fully reflected in third party estimates of the company's second quarter 2004 financial results. This guidance specifically relates to:

  A non-cash mark-to-market loss on two long-term gas sales contracts in the U.K.

  An update to the company's production estimates for the second quarter and full year 2004

  Second quarter exploration expenses

  Second quarter unallocated administrative expense

U.K. Mark-to-Market Loss

During the second quarter, the U.K. 18 month forward gas price curve strengthened more than 30 percent. As a result, and as required by generally accepted accounting principles, a non-cash mark-to-market charge of approximately $95 million will be recorded in the second quarter related to two long-term sales contracts for gas produced from the Brae Area complex in the U.K. North Sea.

Revised Production Estimate

Marathon estimates that its worldwide production during the second quarter will average approximately 341,000 barrels of oil equivalent per day (boepd) compared to previous guidance of 348,000 boepd. For the full year 2004, the company estimates it will average approximately 360,000 boepd, compared to previous estimates of approximately 365,000 boepd. This reduction is primarily a result of delays associated with the company's liquids expansion projects in Equatorial Guinea. While the commissioning of the phase 2A and 2B expansion projects is taking longer than anticipated, the peak rate of 79,000 boepd (44,500 net to Marathon) is still expected to be achieved during the first half of 2005.

Exploration Expense

Second quarter exploration expense is expected to be at the lower end of the previously estimated range of $35-60 million.

Unallocated Administrative Expense

Administrative expenses in the second quarter are expected to be approximately $85-95 million, as compared to previous guidance of $62 million. This increase is primarily attributable to costs related to recently announced outsourcing activities, as well as an increase of more than $4.00 per share in Marathon's common stock price during the quarter, resulting in a non-cash charge related to equity based compensation granted to employees under approved compensation plans.

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This release contains forward-looking statements with respect to the timing and levels of the company's worldwide liquid hydrocarbon, natural gas and condensate production, the Phase 2B LPG expansion project, an estimated U.K. mark-to-market loss, and estimated exploration and administrative expenses. Some factors that could potentially affect worldwide liquid hydrocarbon, natural gas and condensate production include pricing, supply and demand for petroleum products, amount of capital available for exploration and development, occurrence of acquisitions or dispositions of oil and gas properties, regulatory constraints, timing of commencing production from new wells, drilling rig availability, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. Some factors that could affect the Phase 2B LPG expansion project include unforeseen problems arising from construction and unforeseen hazards such as weather conditions. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. The estimated U.K. mark-to-market loss and estimated exploration and administrative expenses are preliminary estimates. All of the forward-looking information is therefore subject to change, and actual results may differ materially from the estimates given in this update. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2003, and subsequent Forms 10-Q and 8-K, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts: Paul Weeditz 713-296-3910

Susan Richardson 713-296-3915

Investor Relations Contacts: Ken Matheny 713-296-4114

Howard Thill 713-296-4140